Synacor Exceeds Revenue Outlook, Reports Record Adjusted EBITDA Results

as New Strategy Begins to Deliver

•	Q4 2014 revenue of $30.9 million – second highest in company history – a 5% year-over-year increase from Q4 2013
•	Delivered year-over-year quarterly revenue growth for the first time in 2 years
•	Q4 2014 adjusted EBITDA of $4.0 million – the highest in company history – a 44% year-over-year increase from Q4 2013
•	Full Year 2014 revenue of $106.6 million, beating guidance of $100M - $103M
•	Full Year 2014 adjusted EBITDA of $2.2 million, beating guidance of ($0.5)M - $0.5M

BUFFALO, N.Y., February 25, 2015 (GLOBE NEWSWIRE) - Synacor Inc. (NASDAQ: SYNC), the trusted technology development, multiplatform services and revenue partner for video, Internet and communications providers and device manufacturers, today announced record adjusted EBITDA results for the fourth quarter of 2014 and that it beat guidance for the fiscal year ended December 31, 2014.

“We are executing well against our new strategy and are working with a sense of urgency on both revenue growth and operating discipline. Our strategy is delivering, and we are pleased to report record financials for Q4, year-over-year revenue growth for the first time in two years, the highest adjusted EBITDA in company history, and excluding a non-cash deferred tax charge, we generated pre-tax income of $1 million. We also beat our revenue and EBITDA guidance for the full year 2014. We are improving user experience, increasing monetization, growing our video capabilities, expanding our customer relationships, and positioning ourselves for strong performance ahead,” said Synacor CEO Himesh Bhise.

Bhise continued, “While there’s much work ahead, we are motivated by the momentum we’re generating. We’re continuing to grow advertising and subscription fee revenues, reducing our dependence on desktop search. Importantly, we demonstrated in Q4 that Synacor can deliver year-over-year revenue growth and drive EBITDA profitability.”

Q4 2014 Financial Results

Revenue: For the fourth quarter of 2014, total revenue was $30.9 million, an increase of 18% over $26.2 million in the third quarter of 2014 and an increase of 5% over $29.4 million in the fourth quarter of 2013.

For the quarter, search and advertising revenue was $24.9 million, an increase of 21% over $20.6 million in the third quarter of 2014 and an increase of 4% over $24.0 million in the fourth quarter of 2013.

Subscription fee-based revenue was $6.0 million, an increase of 7% over $5.6 million in the third quarter of 2014 and an increase of 11% over $5.4 million in the fourth quarter of 2013.

Adjusted EBITDA: For the fourth quarter of 2014, adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) was $4.0 million, a significant increase compared to $0.1 million in the third quarter of 2014 and an increase of 44% over $2.8 million in the fourth quarter of 2013.  As a percentage of revenue, adjusted EBITDA increased to 13% in the fourth quarter of 2014 from 9% in the fourth quarter of 2013.

Net Income/Loss:  For the fourth quarter of 2014, the company recorded a non-cash deferred tax expense related to the increase in valuation allowance against deferred tax assets. In accordance with the guidance provided in Financial Accounting Standards Board Topic 740, Income Taxes, the charge is based, in part, on the existence of recent, cumulative losses. The recording of this non-cash charge does not impact the company’s ability to realize the economic benefit of its deferred tax assets and net operating loss carry forwards on future tax returns. As a result, the company reported a net loss of $6.4 million, or Earnings per Share (EPS) of $0.23 per share, including the $7.4 million deferred tax non-cash charge, or $0.27 per share. Excluding this charge, the company generated pre-tax income of $1.0 million, or $0.04 per share on a pre-tax basis. This compares to net income of $0.2 million in the fourth quarter of 2013, or $0.01 per share. Net loss also includes stock-based compensation expense of $0.8 million, or $0.03 per share, in the fourth quarter of 2014, as compared to $0.7 million, or $0.03 per share, in the fourth quarter of 2013.

The EPS calculation for the fourth quarter of 2014 net loss is based on 27.4 million weighted average common shares outstanding. For the fourth quarter of 2014 pre-tax income EPS is based on 28.3 million weighted average fully-diluted common shares outstanding. The diluted EPS calculation for the fourth quarter of 2013 was based on 27.6 weighted average fully-diluted common shares outstanding.

Cash: For the fourth quarter of 2014, Synacor ended with $25.6 million in cash and cash equivalents, compared to $24.4 million at the end of the third quarter of 2014. Cash generated from operating activities was $3.0 million compared to a use of $0.5 million in the third quarter.

Fiscal 2014 Financial Results

Revenue: For fiscal 2014, total revenue was $106.6 million, compared to $111.8 million in fiscal 2013. Search and advertising revenue was $83.9 million, compared to $90.4 million in fiscal 2013. Subscription fee-based revenue was $22.7 million, compared to $21.4 million in fiscal 2013.

Adjusted EBITDA: For fiscal 2014, adjusted EBITDA was $2.2 million excluding one-time items, or 2% of revenue, compared to $6.5 million, or 6% of revenue, in fiscal 2013.

Net Income/Loss:  For fiscal 2014, the company recorded a non-cash deferred tax expense related to the increase in valuation allowance against deferred tax assets. In accordance with the guidance provided in Financial Accounting Standards Board Topic 740, Income Taxes, the charge is based, in part, on the existence of recent, cumulative losses. The recording of this non-cash charge does not impact the company’s ability to realize the economic benefit of its deferred tax assets and net operating loss carry forwards on future tax returns. The company recorded a net loss of $12.9 million, or $0.47 per share, including the $7.4 million deferred tax non-cash charge in the fourth quarter, or $0.27 per share. This compares to a net loss of $1.4 million in fiscal 2013, or $0.05 per share. Net income includes stock-based compensation expense of $3.6 million, or $0.13 per share, in fiscal 2014, as compared to $2.6 million, or $0.09 per share, in fiscal 2013. The EPS calculation for fiscal 2014 is based on 27.4 million weighted average common shares outstanding and 27.3 million weighted average common shares outstanding for fiscal 2013.

Business Outlook

Bhise continued, “We’re looking ahead to 2015. We’re excited about building on these early results as our new strategy continues to deliver. We’ll continue to deploy consumer experiences designed for user engagement, we’ll grow monetization, and we’ll roll out our advanced video solutions, enhanced with our recent acquisition of NimbleTV technology.”

Based on information available as of February 25, 2015, the company is providing financial guidance for the first quarter and fiscal 2015 as follows:

•

Q1 2015 Guidance: Revenue for the first quarter of 2015 is projected to be in the range of $24.0 million to $26.0 million. For the first quarter of 2015, the company expects to report adjusted EBITDA of $0 to $1 million.

•

Fiscal 2015 Guidance: Revenue for the full year of 2015 is projected to be in the range of $95.0 million to $100.0 million. For the full year of 2015, the company expects to report adjusted EBITDA of $1.5 million to $3.5 million.

Conference Call Details

Synacor will host a conference call today at 5 p.m. ET to discuss the fourth quarter and fiscal 2014 financial results with the investment community. The live webcast of Synacor's earnings conference call can be accessed at http://investor.synacor.com/events.cfm. To participate, please login approximately ten minutes prior to the webcast. For those without access to the Internet, the call may be accessed toll-free via phone at (877) 837-3911, with conference ID 83440491, or callers outside the U.S. may dial (253) 237-1167. Following completion of the call, a recorded webcast replay will be available on Synacor's website through March 4, 2015. To listen to the telephone replay, call toll-free (855) 859-2056, or callers outside the U.S. may dial (404) 537-3406. The conference ID is 83440491.

About Synacor

Synacor (NASDAQ: SYNC) is the trusted technology development, multiplatform services and revenue partner for video, Internet and communications providers, and device manufacturers. We deliver modern, multiscreen experiences and advertising to their consumers that require scale, actionable data and sophisticated implementation. www.synacor.com

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors.

For a reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor's expected financial performance (including, without limitation, statements and information in the Business Outlook section and the quotations from management), as well as Synacor's strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions.  If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company's results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: execution of our plans and strategies; the loss of a significant customer; our ability to obtain new customers; expectations regarding consumer taste and user adoption of applications and solutions; developments in Internet browser software and search advertising technologies; general economic conditions; expectations regarding the company's ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims; and the price volatility of our common stock.

Further information on these and other factors that could affect the company's financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled "Risk Factors" in the company's most recent Form 10-Q filed with the SEC on November 14, 2014. These documents are available on the SEC Filings section of the Investor Information section of the company's website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of February 25, 2015, and Synacor undertakes no duty to update this information.

Contacts

Investor Contact:

Denise Garcia, Managing Director

ICR

ir@synacor.com

716-362-3309

Press Contact:

Meredith Roth, VP, Corporate Communications

Synacor

mroth@synacor.com

716-362-3888

The Synacor logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11609

Synacor, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	As of	As of
	December 31,	December 31,
	2013	2014
Assets
Current assets:
Cash and cash equivalents	$36,397	$25,600
Accounts receivable, net	14,569	20,479
Prepaid expenses and other current assets	1,691	2,292
Deferred income taxes	314	-
Total current assets	52,971	48,371
Property and equipment, net	14,085	15,128
Deferred income taxes, non-current	4,455	-
Other long-term assets	348	101
Goodwill	1,565	1,565
Convertible promissory note	1,000	1,000
Investment in equity interest	365	73
Total Assets	$74,789	$66,238

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$13,573	$12,545
Accrued expenses and other current liabilities	5,177	8,403
Current portion of capital lease obligations	1,946	1,150
Total current liabilities	20,696	22,098
Long-term portion of capital lease obligation	885	1,383
Other long-term liabilities	977	275
Total Liabilities	22,558	23,756
Stockholders' Equity:
Common stock	277	279
Treasury stock	(569)	(1,142)
Additional paid-in capital	102,226	105,961
Accumulated deficit	(49,705)	(62,636)
Accumulated other comprehensive income	2	20
Total stockholders’ equity	52,231	42,482
Total Liabilities and Stockholders' Equity	$74,789	$66,238

Synacor, Inc.

Condensed Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2014	2013	2014

Revenue	$29,406	$30,909	$111,807	$106,579
Costs and operating expenses:
Cost of revenue (1)	15,757	16,535	59,622	57,939
Technology and development (1)(2)	6,911	4,071	28,458	26,259
Sales and marketing (2)	1,792	3,614	8,124	10,807
General and administrative (1)(2)	2,891	3,560	11,663	14,249
Depreciation	1,262	1,818	4,650	5,126
Gain on sale of domain	-	-	-	(1,000)
Total costs and operating expenses	28,613	29,598	112,517	113,380

Income (loss) from operations	793	1,311	(710)	(6,801)

Other expense	(7)	(29)	(37)	(28)
Interest expense	(54)	(32)	(193)	(218)
Income (loss) before income taxes and equity interest	732	1,250	(940)	(7,047)
Provision (benefit) for income taxes	313	7,434	(134)	4,821
Loss on equity interest	(246)	(234)	(561)	(1,063)
Net income (loss)	$173	$(6,418)	$(1,367)	$(12,931)

Net income (loss) per share:
Basic	$0.01	$(0.23)	$(0.05)	$(0.47)
Diluted	$0.01	$(0.23)	$(0.05)	$(0.47)

Weighted average shares used to compute net income (loss) per share:
Basic	27,345,725	27,385,741	27,306,882	27,389,793
Diluted	27,608,561	27,385,741	27,306,882	27,389,793

Notes:
(1) Exclusive of depreciation shown separately.
(2) Includes stock-based compensation as follows:
	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2014	2013	2014
Technology and development	$324	$229	$1,184	$1,621
Sales and marketing	99	238	348	599
General and administrative	276	375	1,029	1,375
	$699	$842	$2,561	$3,595

Synacor, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Year Ended
	December 31,
	2013	2014
Cash Flows from Operating Activities:
Net loss	$(1,367)	$(12,931)
Adjustments to reconcile net loss to net cash provided (used)
in operating activities:
Depreciation	4,650	5,126
Stock-based compensation expense	2,561	3,595
Gain on sale of domain	-	(1,000)
Provision for deferred income taxes	(243)	4,769
Loss in equity investment	561	1,063
Change in assets and liabilities net of effect of acquisition:
Accounts receivable, net	1,055	(5,910)
Prepaid expenses and other current assets	189	(367)
Other long-term assets	220	247
Accounts payable	(527)	(359)
Accrued expenses and other current liabilities	(2,205)	2,665
Other long-term liabilities	334	(207)
Net cash provided (used) in operating activities	5,228	(3,309)
Cash Flows from Investing Activities:
Purchases of property and equipment	(5,920)	(4,982)
Investment in equity interest	(926)	(772)
Proceeds from sale of domain	-	1,000
Cash paid for business acquisition	(1,011)	-
Purchase of convertible promissory notes	(1,000)	-
Net cash used in investing activities	(8,857)	(4,754)
Cash Flows from Financing Activities:
Repayments on capital lease obligations	(2,121)	(2,258)
Proceeds from exercise of common stock options	195	68
Purchase of treasury stock	-	(562)
Net cash used in financing activities	(1,926)	(2,752)
Effect of exchange rate changes on cash and cash equivalents	8	18
Net decrease in cash and cash equivalents	(5,547)	(10,797)
Cash and cash equivalents - beginning of year	41,944	36,397
Cash and cash equivalents - end of year	$36,397	$25,600

Synacor, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(In thousands)

(Unaudited)

The following table presents a reconciliation of net income (loss) to adjusted EBITDA for each of the periods indicated:

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2014	2013	2014
Reconciliation of Adjusted EBITDA:
Net income (loss)	$173	$(6,418)	$(1,367)	$(12,931)
Provision (benefit) for income taxes	313	7,434	(134)	4,821
Interest expense	54	32	193	218
Other expense	7	29	37	28
Depreciation	1,262	1,818	4,650	5,126
Stock-based compensation	699	842	2,561	3,595
Loss on equity interest	246	234	561	1,063
Gain on sale of domain	-	-	-	(1,000)
Reduction in workforce severance and related costs	-	-	-	1,260
Adjusted EBITDA	$2,754	$3,971	$6,501	$2,180

Synacor, Inc.

Key Business Metrics

(Unaudited)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2014	2013	2014
Key Business Metrics:
Unique Visitors (1)	19,954,367	19,544,339	19,818,670	18,886,889
Search Queries (2)	157,765,151	122,825,282	711,992,036	530,933,590
Advertising Impressions (3)	9,688,051,226	10,001,604,351	40,982,588,804	37,141,508,555

Notes:
(1) Reflects the number of unique visitors to our customers' websites computed on an average monthly basis during the applicable period, as measured by comScore.
(2) Reflects the total number of search queries during the applicable period, as reported by Google.
(3) Reflects the total number of advertising impressions during the applicable period, as reported by DoubleClick and other partners.